Exhibit 99.1

For more information, contact:

Chris Sternberg
Vice President, Office of the Chairman
502-261-4934

FOR IMMEDIATE RELEASE

CONSENT JUDGMENT ENTERED
IN LAWSUIT AGAINST PIZZA MAGIA

Louisville, Kentucky (June 16, 2003) – Papa John’s International, Inc. today announced that the U.S. District Court, Western District of Kentucky, has entered a Consent Judgment in the civil action filed by Papa John’s against Pizza Magia International, LLC and certain of its officers.  The action, originally filed by Papa John’s in September 2000 and amended in April 2002, alleged violations by Pizza Magia of federal trademark law, the Federal Computer Fraud and Abuse Act and misappropriation of Papa John’s trade secrets and confidential information.  The action also alleged the breach of certain confidentiality and non-competition agreements by officers of Pizza Magia who were formerly employees or franchisees of Papa John’s.

“The parties have reached an agreement to resolve the matter, the terms of which are confidential,” said Richard J. Emmett, Papa John’s General Counsel. “Changes will be made and both parties are pleased to have the matter settled.”

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (Nasdaq: PZZA) is the third largest pizza company in America.  At June 11, 2003, there were 2,788 Papa John’s restaurants (584 company-owned and 2,204 franchised) operating in 49 states and 11 international markets.  Papa John’s also franchises 142 Perfect Pizza restaurants in the United Kingdom.  For more information about the company or to order pizza online, visit the company at www.papajohns.com.